CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Fund Series Trust I of our reports dated July 21, 2017, relating to the financial statements and financial highlights, which appear in Columbia Alternative Beta Fund’s, Columbia Diversified Absolute Return Fund’s, Columbia Dividend Income Fund’s, and Columbia High Yield Municipal Fund’s Annual Reports on Form N-CSR for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 26, 2017